Exhibit 10.254

Dollar Thrifty Automotive Group, Inc
2012 Executive Incentive Compensation Plan

Purpose

This 2012 Executive Incentive Compensation Plan (the “2012 Plan”) is designed to motivate and reward executives for goal and objective achievement and for contributing to the overall performance of Dollar Thrifty Automotive Group, Inc. and its subsidiaries (“DTG” or, collectively, the “Company”) for the year 2012.

Plan Participants

Participation in the 2012 Plan is limited to executive personnel in pay grades 40 and above (“Participants”).

Award

The incentive compensation award (the “Award”) is based on a percentage of the Bonus Pool.

Plan Provisions

1.
The Award will be based on DTG’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding merger related expenses and  plus or minus any other adjustments approved by the Human Resources and Compensation Committee of the Board of Directors of DTG (the “HRCC”) in its sole discretion. A bonus pool will be funded based upon a percentage of EBITDA (the “Bonus Pool”).

●	No funding of the Bonus Pool will occur for EBITDA below a set minimum threshold or for EBITDA in excess of a set maximum.

●	Participants will be eligible to receive a percentage of the total Bonus Pool, as determined by the HRCC.

●
Any amounts to be awarded for EBITDA between the minimum threshold and a pre-determined amount will be paid in cash and any amounts to be awarded for EBITDA in excess of that pre-determined amount will be paid  pursuant to a grant of performance share units (“PSUs”), with terms and conditions established by Company, including the following vesting schedule:

25% of the PSUs will vest on 12/31/2013 and the remaining
75% of the PSUs will vest on 12/31/2014.

2.
Except as provided in Section 6 below, Awards, if any, will be paid subsequent to the confirmation of the 2012 financial results of DTG.  The HRCC reserves the right to determine the appropriateness of Awards under the 2012 Plan after review of business conditions and the Company’s continued viability after the close of the 2012 fiscal period.  Awards may not be approved to be paid if it is determined by the HRCC that the business is not stable and/or not properly positioned for success in 2012.

3.
Except as provided in Section 6 below, Participants must be employed by the Company on the Award payment date to be eligible for an Award and must be employed on each of the applicable vesting dates of the PSUs in order to receive them.

4.
Employees who are hired or promoted into an eligible pay grade during 2012 may be considered for participation in the 2012 Plan on a prorated basis based on the number of days worked during the year 2012 in such new pay grade.

5.
Any special circumstances or exceptions not addressed in this 2012 Plan will be resolved by the President and Chief Executive Officer of DTG, in his sole discretion but subject to approval of the HRCC. The HRCC further reserves the right to determine eligibility under the 2012 Plan and to interpret and construe the terms of the 2012 Plan.  The 2012 Plan may be amended, suspended or terminated by the HRCC.

6.
If there is a “Change in Control” of the Company (within the meaning of the Company’s Second Amended and Restated Employment Continuation Plan and the Employment Continuation Agreement with Scott L. Thompson, both dated December 9, 2008 (collectively, the “Arrangements”) during the 2012 fiscal year or in 2013 prior to the scheduled payment date for Awards under the 2012 Plan, the Awards will be paid (a) at the time provided in the Arrangements in the case of Participants whose employment is terminated prior to the Award payment date under circumstances entitling them to severance under the Arrangements and (b) on the Award payment date to Participants who remain employed by the Company through the Award payment date.  All Awards will be (i)  in the form of a lump sum cash payment determined on a basis that is at least as favorable for each Participant as the allocation methodology utilized for the actual payment of Awards pursuant to the 2011 Executive Incentive Compensation Plan and (ii) based on the accounting accrual rate, annualized for 2012 (the same deemed to be the expected 2012 stand alone financial performance at the time of the Change in Control) as of the date immediately prior to the Change in Control and as determined by the Board or the HRCC or based on the actual performance for the 2012 fiscal year as determined at the time of payment, if greater.

Further, if there is a Change in Control of the Company (within the meaning of the Arrangements) during the 2012 fiscal year or in 2013 prior to the scheduled payment date for Awards under the 2012 Plan, the target bonus opportunity for a Participant referenced in the Arrangements will be deemed to be the percentage allocation utilized for the actual payment of Awards pursuant to the 2011 Executive Incentive Plan for such Participant as updated to reflect the 2012 EBITDA pool and using the accounting accrual rate, annualized for 2012 and as determined by the Board or the HRCC,  as of the date immediately prior to the Change in Control.  In the event there are individuals who are Participants in the 2012 Plan but were not in the 2011 Executive Incentive Plan, then the percentage allocation for such new Participants will be the average of the percentage allocation of all Participants holding a like office as set forth in the 2011 Executive Incentive Plan.

7.
If a Participant in the 2012 Plan, during his or her employment with the Company or within six (6) months following the payment of the Award, engages in any material Detrimental Activity (defined below), and the Board of Directors of DTG (or any committee as delegated by the Board) (the “Board”) shall so find, the Participant shall return to the Company all or so much of the Award (as determined by the Board) made to the Participant under the 2012 Plan.  To the extent the amount of the Award is not fully paid and returned to the Company, the Company may set off the amount payable to it against any amounts that may be owing from time to time to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit.

As used herein, “Detrimental Activity” means:

(i)
Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Company, in any territory in which the Company manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity.

(ii)	Soliciting any employee of the Company to terminate his or her employment with the Company.

(iii)
The disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company, acquired by the Participant during his or her employment with the Company or while acting as a consultant for the Company thereafter.

(iv)
The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries.

(v)	Activity that results in Termination for Cause. “Termination for Cause” shall mean a termination:

(a)	due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed, or

(b)
due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company.

(vi)
Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(vii)	Conduct by a Participant, including errors, omissions or fraud that caused or partially caused the need for the restatement of any financial statements or financial results of the Company.

8.	Miscellaneous

●	No Continued Employment. Nothing in this Plan is intended to be or shall be construed as a promise of continued employment or employment for any specified period.

●
Agreement and Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma without reference to principles of conflicts of laws.  Any dispute, claim or cause of action related to this Plan shall be commenced in the applicable state or federal courts located in Tulsa County, Oklahoma.

●	Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of the Plan.